Exhibit (a)(1)(D)

 Ask Fidelity   Understanding Moderna’s Stock Option Exchange Program  Participation in the Option Exchange is voluntary. Moderna and its Board of Directors make no recommendation as to whether you should participate or refrain from participating in the Option Exchange. You must make your own decision whether to participate. You should speak with your financial, legal and/or tax advisors as necessary, before deciding whether to participate in the Option Exchange. The Option Exchange is being made pursuant to the terms and conditions set forth in Moderna’s Tender Offer Statement on Schedule TO and the exhibits attached thereto, including the Offer to Exchange Eligible Options for Replacement Options, filed with the Securities and Exchange Commission, which are available free of charge at http://www.sec.gov or on the Option Exchange website located at: fidelitymicrosite.com/ModernaExchange. You should read these written materials carefully because they contain important information about the Option Exchange, including related risks.

 2  Agenda  What the Option Exchange Program is and why it matters  How stock options work  Option exchange program details and an illustrative example  How to make your selection(s)  Where to find tools and resources  Q&A

 Moderna’s Stock Option Exchange Program  3  Equity has always been a key part of how Moderna recognizes your contributions – giving you a direct ownership interest in Moderna’s success.  Over the past few years, Moderna’s stock price had fallen below the grant price of many employee stock options. Those “underwater” stock options no longer hold the value Moderna had intended when they were granted.  You’ll have the chance to exchange eligible underwater stock options for fewer options, priced on the new grant date (anticipated to be Dec. 12, 2025).  With this program, Moderna is reinvesting in you and helping ensure its rewards can reflect the commitment and performance you bring every day.

 Understanding Stock Options  4  A stock option allows you to buy shares of Moderna stock at a fixed price that’s established when your award is granted (grant price)  4  1,000  Stock Options  ($200 - $150)  Exercise price Grant price  $50,000  If Moderna’s stock price increases to $200  If Moderna’s stock price decreases to $50  1,000   Stock Options   ($50 - $150)  Exercise price Grant price  $0  Since the stock price of $50 is less than the original grant price, the option is underwater/out of the money and has no value.

 Eligibility  The grant price of your original stock option award determines how many old options you’ll need to trade in for each new one.   Exchange Ratios  Post-Exchange Vesting Requirements  Stock Option Exchange Program – Key Features  5  All employees with outstanding* stock options with grant prices ≥ $80.00 are eligible for this program.  Must be actively employed on December 12, 2025 (the anticipated new grant date) to be eligible  Exchanges are made at the grant level. You must exchange your entire grant or none of it   Restricted Stock Units (RSUs) and shares purchased under the Employee Stock Purchase Plan (ESPP) are not eligible for exchange  *Outstanding = vested & unexercised or unvested  Grant Price  Exchange Ratio  (old to new)  $80.00 - $99.99  2.0 to 1  $100.00 – $149.99  3.0 to 1  $150.00 – $199.99  4.0 to 1  $200.00 – $299.99  4.5 to 1  $300.00 & higher  5.0 to 1  Higher-priced options require more to be traded in for each new one.  All exchanged options will be subject to additional vesting requirements upon exchange.  Options that were vested prior to exchange will have a new 2-year vest schedule  50% vest on the 1st anniversary of grant date (Dec 12, 2026)   Remaining 50% on the 2nd anniversary of grant date (Dec 12, 2027)  Options that were unvested prior to exchange will have their original remaining vesting dates extended by 1 year  12 months will be added to each of your remaining vesting date(s) – the vesting cadence stays the same

 6  Mike is considering exchanging his 1,000 outstanding Stock Options with a grant price of $150  6  An Illustrative Example  4  Exchange ratio based on a grant price of $150.00  300   Unvested Stock Options  700   Vested Stock Options  175   Stock Options  75   Stock Options  Unvested Stock Options  250

 An Illustrative Example (continued)  7  Mike’s vesting schedule will be extended if he chooses to exchange his awards.   7  Note: No Change to Expiration Date  This example is hypothetical only. The actual grant price will be based on Moderna’s closing price at the end of the exchange offer (expected to be Dec. 12, 2025). This is not a prediction or forecast of Moderna’s future stock price.

 An Illustrative Example (continued)  8  This example is hypothetical only. The actual grant price will be based on Moderna’s closing price on Dec 12, 2025. This is not a prediction or forecast of Moderna’s future stock price performance.

 How to Make Your Selection  9

 Important Dates  10

 11  Resources  Speak with a Fidelity Stock Plan Services Representative   If you are based in the U.S., call 1-800-544-9354 to speak with a Fidelity Stock Plan Services associate.  1:1 Support with a Fidelity professional (US Participants only)  If you are based internationally, go to Fidelity.com/GlobalCall to find the best phone number to call for more information.  Additional Resources on myModerna (go/optionexchange)    Link to Exchange Modeling Tool, FAQs, Interactive GPT    Access a video about Stock Option Awards   Review general tax information about your equity transactions

 Questions?   12

 Important additional information  13  Investing involves risk, including risk of loss.   See your plan documents for details regarding the terms and conditions of your plan.  Moderna and Fidelity Stock Plan Services, LLC, are not affiliated.  Some products and services are not available outside the US.  A link to third-party material is included for your convenience. The content owner is not affiliated with Fidelity and is solely responsible for the information and services it provides. Fidelity disclaims any liability arising from your use of such information or services. .  Fidelity does not provide legal or tax advice. The information herein is general and educational in nature and should not be considered legal or tax advice. Tax laws and regulations are complex and subject to change, which can materially impact investment results. Fidelity cannot guarantee that the information herein is accurate, complete, or timely. Fidelity makes no warranties with regard to such information or results obtained by its use, and disclaims any liability arising out of your use of, or any tax position taken in reliance on, such information. Consult an attorney or tax professional regarding your specific situation.  Fidelity Stock Plan Services, LLC, provides recordkeeping and/or administrative services to your company’s equity compensation plan, in addition to any services provided directly to the plan by your company or its service providers.   Fidelity Stock Plan Services, LLC  © 2025 FMR LLC. All rights reserved.  1232853.1.0